Exhibit 11.1


            WINN-DIXIE STORES, INC. AND SUBSIDIARIES
               Computation of Earnings Per Share
   Years ended June 25, 1997, June 26, 1996 and June 28, 1995
         (Dollars in thousands except  per share data)



                                   June 25, 1997  June 26, 1996  June 28, 1995
                                   -------------  -------------  -------------


Average number of shares of
common stock outstanding            150,288,694    151,577,205    149,434,006
                                    ===========    ===========    ===========


Net earnings                       $    204,443        255,634        232,187
                                    ===========    ===========    ===========


Earnings per share                 $       1.36           1.69           1.56
                                    ===========    ===========    ===========

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